Exhibit 99.1

CITI TRENDS PROVIDES BUSINESS UPDATE

Fully repaid outstanding borrowings under revolving credit facility

Reinstates $30 million share repurchase program

Reaffirms prior third quarter 2020 guidance

SAVANNAH, GA (September 14, 2020) — Citi Trends, Inc. (NASDAQ: CTRN), the leading value retailer of apparel, accessories and home goods for way less spend primarily for African American families in the United States, today provided a business update and announced participation in the 3rd Annual Wells Fargo Virtual Consumer Conference.

Business Update

•	The Company today announced that it has fully repaid the $41.6 million of borrowings that were outstanding under its revolving credit facility. The draw down on the revolving credit facility in March 2020 was a proactive measure to enhance the Company’s liquidity position in response to the novel coronavirus (“COVID-19”) pandemic.
•	The Company today announced the reinstatement of its previously authorized $30 million share repurchase program. Repurchases under this program were temporarily suspended in March 2020 due to the economic uncertainty stemming from the COVID-19 pandemic. The Company expects to fund the share repurchase program from cash on hand.

Chief Executive Officer Comments

David Makuen, Chief Executive Officer, commented, “Our decision to fully repay our outstanding credit facility borrowings and resume our share repurchase program is a testament to the confidence we have in our evolving business model and our strong balance sheet and liquidity position. I remain extremely proud of our teams across all business functions as they continue to successfully rise above the challenges created by the COVID-19 pandemic.”

Makuen concluded, “As we exited the traditional back-to-school selling season, we are encouraged by more normalized trends and we are now turning our focus to readying our fleet for the important holiday selling season with an emphasis on extreme value gifts for Christmas and Kwanzaa.”

Guidance

The Company reaffirms its previously announced financial guidance for fiscal 2020 third quarter of estimating a comparable store sales range of negative mid-single digits to flat with continued gross margin expansion building on momentum from the second quarter. This estimate continues to be subject to potential consumer and marketplace volatility due to the COVID-19 pandemic and therefore may change as the quarter progresses.

Wells Fargo Virtual Consumer Conference

The Company today announced that representatives of the Company will host one-on-one investor meetings at the 3rd Annual Wells Fargo Virtual Consumer Conference on Wednesday, September 16, 2020. The event covers numerous consumer sectors, including ecommerce, Softlines Retail, Leisure, Apparel/Footwear, Broadlines/Hardlines, Staples Retail/Food Service, and Restaurants.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of fashion apparel, accessories and home goods for the entire family. The Company operates 580 stores located in 33 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchase authorizations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures, are not guarantees of future performance or results, and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q, respectively, and any amendments thereto, filed with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic conditions, including any deterioration whether caused by acts of war, terrorism, political or social unrest (including any resulting store closures, damage or loss of inventory), the ongoing COVID-19 (coronavirus) pandemic and associated containment and remediation efforts, the potential negative impacts of COVID-19 on the global economy and foreign sourcing, the impacts of COVID-19 on the Company's financial condition, business operation and liquidity, including the re-closure of any or all of the Company’s retail stores and distribution centers, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Any forward-looking statements by the Company, with respect to guidance, the Company’s intention to declare and pay dividends, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.